Exhibit 8.1
March 9, 2011

EV Energy Partners, L.P.
1001 Fannin, Suite 900
Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to EV Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the offer and sale by the Partnership of common units representing limited partner interests in the Partnership. We have also participated in the preparation of a Prospectus Supplement dated March 4, 2011 (the “Prospectus Supplement”) and the Prospectus dated March 3, 2011 (the “Prospectus”) forming part of the shelf Registration Statement on Form S-3 (No. 333-172593) (the “Registration Statement”) to which this opinion is an exhibit. In connection therewith, we prepared the discussion set forth under the caption “Material Tax Consequences” in the Prospectus and Prospects Supplement.

This opinion is based on certain representations made by the Partnership as to factual matters as set forth in the Registration Statement, the Prospectus and the Prospectus Supplement. In addition, this opinion is based upon a representation letter (the “Representation Letter”) issued by the Partnership as to certain matters of fact relating to this opinion. We have not attempted to verify independently such representations and statements, but in the course of our representation nothing has come to our attention that would cause us to question the accuracy thereof.

Based on certain of the representations made by the Partnership, including those made in the Representation Letter, and subject to the foregoing, we hereby confirm to you that the discussion set forth under the heading “Material Tax Consequences” in the Prospectus Supplement is our opinion insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions to the holders of the common units, subject to the limitations set forth therein.

No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of owning or disposing of the common units under state, local or non-U.S. laws and the reasonableness of the assumptions relied upon by us in rendering the opinion set forth herein.

EV Energy Partners, L.P.
March 9, 2011

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus and the Prospectus Supplement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

Haynes and Boone, LLP